Exhibit (p)(15)

CODE OF ETHICS

Rule	•	Rule 204A-1 under the Investment Advisor’s Act of 1940 requires registered investment advisers to establish, maintain and enforce a written code of ethics.
Procedures and Responsibilities	•	Supervised persons are responsible for reading, understanding, and abiding by the Code of Ethics, which is included in this section of the Compliance Manual
	•	Supervised persons execute an acknowledgement of receipt, attached to this document
	•	Compliance records receipt of signed acknowledgement
	•	Supervised persons attest annually that they will comply with the Code
Timing	•	The Code of Ethics is provided to each supervised person upon hire.
	•	Signed acknowledgement is made through hard copy (see last page of this Compliance Manual) within 6 months of the supervised person becoming affiliated with Partnervest.
	•	Supervised persons attest annually (through Annual Attestation process) that they have read and will comply with the Code of Ethics.
Evidence of Compliance	•	Firm files contain signed or electronic acknowledgements
	•	Firm records contain completed annual attestations
	•	Partnervest is able to generate a list of supervised persons which may be a list of representatives or employees.

Partnervest is committed to ethical conduct. Partnervest’s Code of Ethics is intended to set the tone for the conduct and professionalism of Partnervest employees and stress the importance of the principles of honesty, integrity and professionalism in order to protect our clients from misconduct, protect the reputation of Partnervest, and educate and remind employees of their responsibilities to act with propriety at all times.

Persons Covered by the Code

Partnervest’s Code of Ethics covers all “supervised persons”.

PAS Code of Ethics April 10, 2015

A supervised person is defined as any of Partnervest’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on Partnervest’s behalf and is subject to the Partnervest's supervision or control.

Standards of Business Conduct

Partnervest Advisory Services and its advisory affiliates will abide by honest and ethical business practices. The general principles discussed in this section govern all conduct at the firm and stress the importance of honesty, integrity, and professionalism in all conduct, treating clients fairly and doing what is right. These principles include, but are not limited to:

•	Fiduciary Duty : Place the interest of the client first at all times and maintain confidentiality regarding the financial circumstances of clients, including the identity of security holdings.

o	Not inducing trading in a customer's account that is excessive in size or frequency in view of the financial resources and character of the account.
o	Making recommendations with reasonable grounds to believe that the recommendations are suitable for the customer on the basis of information furnished by the customer.
o	For non-discretionary client accounts, placing orders only after obtaining clients authorization pursuant to the advisory agreement.
o	Not borrowing money or securities from, or lending money or securities to, a customer.
o	Not placing an order for the purchase or sale of a security if the security is not registered, or the security or transaction is not exempt from registration in states we provide investment advice in.
o	Not placing orders for customers, or recommending that the customer place an order, to purchase or selling a security through a broker/dealer or agent, or engaging the services of a broker/dealer, agent, or investment advisor, not licensed under states we provide investment advice in.

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o	Complying with the federal securities laws.
o	Not engaging in portfolio pumping activities whereby a large volume of orders are placed on existing holdings of a security in order to artificially inflate the price
o	Not engaging in “Window Dressing” a client portfolio whereby changes are made to the portfolio holdings near the time when reports are provided to the client (e.g., quarter end) such that well-performing securities are added to the portfolio and poor-performers are sold from the portfolio.
o	Not engaging in “cherry picking” whereby securities that have performed well in another portfolio are added to the client portfolio in anticipation that the trend will continue, but without sufficient due diligence on the security and its appropriateness for the specific client portfolio.

•	Personal Securities Transactions: Conduct personal securities transactions in such a manner that avoids any material potential or actual conflict of interest or any abuse of your position of trust and responsibility. Comply with Partnervest’s Personal Securities policy as stated elsewhere in this Compliance Manual, including not trading ahead of clients in the VEGA ETF.

•	Conflicts of Interest: Do not take advantage of your position, and maintain independence in the investment decision-making process. Disclose actual material conflicts and obtain client consent when necessary. Avoid conduct wherein a material conflict of interest would harm a client or could be reasonably interpreted as attempting to inappropriately influence a client (See Gifts and Gratuities section and Conflicts of Interest section.)

•	Insider Trading: Comply with Partnervest’s Insider Trading policies and procedures. An “Ethics Wall” is a zone of non-communication that would be established between distinct departments within Partnervest to help prevent conflicts of interest that might result in the inappropriate release of sensitive information. While Partnervest does not have a formal ethics wall, all advisors and employees are expected to adhere to the policies and procedures related to the prevention of insider trading. (See the Insider Trading section of this manual for more information.)

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•	Political Contributions: Do not make political contributions to clients of the firm or to municipal officials wherein the firm has advised clients to purchase their municipal securities or in which the firm has advised the municipality. Do not make contributions (including monies, gifts, etc.) to government officials wherein the advisor or firm provides or is seeking to provide advisory services to the government entity.

In connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client, a representative or employee of Partnervest may not:

•	Defraud the client in any manner;
•	Mislead a client, including by making a statement that omits materials facts;
•	Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;
•	Engage in any manipulative practice with respect to a client;
•	Engage in any manipulative practice with respect to securities, including price manipulation or front running.

Reporting Violations of the Code of Ethics

All Partnervest representatives and employees have a responsibility to report any code violations to the Chief Compliance Officer, Ken Hyman, the compliance department or a supervisor. Failure to report a code violation constitutes a violation itself. Retaliation against the reporting employee is prohibited and constitutes a further code violation.

PAS Code of Ethics April 10, 2015

Annual Acknowledgement

Upon becoming employed by Partnervest Advisory Services, all supervised persons will be required to acknowledge their receipt of and commitment to comply with the Code of Ethics. Generally, this acknowledgement is made through MyComplianceOffice (although hard copies were obtained prior to implementation of MyComplianceOffice). These acknowledgements will be retained in firm records.

On an annual basis, supervised persons will be requested to attest that they have a copy of the Code of Ethics, have read it, and will comply. Normally, this will be included with the Annual Attestation.

Failure to Comply With the Code of Ethics

Failure to comply with Partnervest’s Code of Ethics may result in appropriate disciplinary action, up to and including termination.

Considerations for the STAR Global Buy Write ETF (NYSE: VEGA)

Section 270.17j-1 of the Investment Company Act addresses code of conduct requirements for investment company personnel and is relevant to Partnervest as sub-advisor to the STAR Global Buy Write ETF.

Code of Ethics—(1) Adoption and approval of Code of Ethics. (i) Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of this section.

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(ii) The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of this section. Before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the code, the board of directors must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Fund's, investment adviser's, or principal underwriter's code of ethics. The Fund's board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund's board must approve a material change to a code no later than six months after adoption of the material change.

(iii) If a Fund is a unit investment trust, the Fund's principal underwriter or depositor must approve the Fund's code of ethics, as required by paragraph (c)(1)(ii) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph (c)(1)(ii) of this section, if they obtain written consent from the designated principal underwriter or depositor.

(2) Administration of Code of Ethics. (i) The Fund, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

(ii) No less frequently than annually, every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund's board of directors, and the board of directors must consider, a written report that:

(A) Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B) Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

(3) Exception for principal underwriters. The requirements of paragraphs (c)(1) and (c)(2) of this section do not apply to any principal underwriter unless:

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(i) The principal underwriter is an affiliated person of the Fund or of the Fund's investment adviser; or

(ii) An officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund's investment adviser.

Unlawful Actions

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

Recordkeeping Requirements

(1) Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (f), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(A) A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

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(B) A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs

The Code of Conduct is maintained in firm files, normally as part of the Compliance Manual.

The Acknowledgement of Receipt and Compliance with the Code is maintained in firm files. The Annual Attestation is maintained in firm files.

PAS Code of Ethics April 10, 2015